EXHIBIT 4.93


September 16, 2005


(DIRECTOR OF CONSULTANT)


Dear ________________:

Re: AMENDMENT TO STOCK OPTION AGREEMENTS DATED MARCH 3, 2003 AND JANUARY 6, 2004 (THE "AGREEMENTS")

This letter will confirm that the exercise price of the referenced options granted to you has been decreased from $0.25 per share and $0.56 per share respectively to $0.20 per share.

In all other respects, the Agreements shall remain unchanged and in full force and effect.

Yours truly,

/s/ Alan D. Campbell
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Alan D. Campbell,
Director & Chief Financial Officer